Exhibit 99.1

NEWS RELEASE

Contacts:

Gastar Exploration Ltd.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

Dennard • Lascar Associates: 713-529-6600

lelliott@DennardLascar.com / apearson@DennardLascar.com

Gastar Exploration Announces Mid-Continent Acquisition, Resolution of

Litigation and Mid-Continent Operational Results

•	Will add 157,000 net acres to Gastar’s existing Mid-Continent position

•	Transactions to include repurchase of 6.8 million shares of common stock and settlement of all litigation with Chesapeake

•	Conference call to discuss transaction scheduled for April 1 at 10:30am ET

HOUSTON, April 1, 2013 – Gastar Exploration Ltd. (NYSE MKT: GST) today announced that it has entered into a definitive agreement to acquire proven reserves and undeveloped leasehold interests in Kingfisher and Canadian counties, Oklahoma from Chesapeake Energy Corporation, repurchase Chesapeake’s common shares of the Company and settle all litigation for $85 million. The acquisition includes drilling rights on approximately 157,000 net acres that adjoin Gastar’s existing Mid-Continent acreage and approximately 2.8 MMBoe of proven reserves. The transaction is expected to close on or before June 7, 2013, subject to customary closing adjustments, and with a property purchase effective date of October 1, 2012.

“This acquisition of undeveloped acreage and producing properties in our Mid-Continent area will provide us a tremendous opportunity to secure a much larger position in what we believe has the potential to be a highly prolific new oil play,” said J. Russell Porter, Gastar’s President and CEO. “Based on existing data, nearly half of the acquired acreage lies within what we expect to be the most prospective area for horizontal drilling of the Hunton Limestone formation. Found at depths of 8,000 to 9,000 feet, this formation is the horizontal target of our previously undisclosed Mid-Continent Oil Play.

“We are currently seeing compelling results from the second well in our Mid-Continent joint venture, the Mid-Con 2H well, which has averaged production of more than 968 barrels (87% oil) of crude oil equivalent per day for the last ten days, with only a small percentage of the completion fluids recovered since production began in mid-February. Based on internal projections, we believe that Hunton formation wells have the potential for average gross recoverable reserves of approximately 430,000 barrels of oil equivalent. With an estimated $5.2 million drilling and completion cost per well, we are anticipating very attractive rates of return.

“Our current plan is to drill approximately 12 gross (6.0 net) wells in 2013, of which eight are within the existing area of mutual interest (“AMI”) previously established in our Mid-Continent joint venture. Our first well outside of our existing Mid-Continent joint venture AMI, which will be operated by Gastar, is expected to spud late in the third quarter. In 2014, we plan to drill eight wells (4.0 net) within the existing AMI and 16 operated wells (8.0 net) outside the AMI. These wells will target the Hunton Limestone with lateral lengths of approximately 4,000 to 4,500 feet. With this acquisition, we now have over 250 net potential drilling locations in our Mid-Continent play,” Porter said.

Included in the transaction are 176 producing wells (half to be operated by Gastar) with an estimated present value of proved reserves (discounted at 10% using NYMEX futures pricing as of March 8, 2013) of $32.4 million, which holds approximately 19% of the acreage by production. Current net daily production is approximately 177 Bbls of crude oil, 54 Bbls of NGLs and 3.5 MMcf of natural gas. Net proved reserves associated with the transaction include 494,269 barrels of oil, 270,508 barrels of natural gas liquids (NGLs) and 12.5 Bcf of natural gas, for a total of 2.8 MMBoe. These reserves are all classified as proved developed producing.

In conjunction with the acquisition, Gastar agreed to repurchase from Chesapeake 6,781,768 shares of Gastar common stock (approximately 9.9% of Gastar’s total outstanding common shares) at a price of $1.44 per share based on a twenty day moving average price as of Friday, March 22, which represents 100% of Chesapeake’s holdings in Gastar. In addition, Gastar and Chesapeake have agreed to settle all current litigation between the two companies, conditioned upon the closing of the stock purchase. As previously disclosed, Chesapeake filed a lawsuit against Gastar in October 2012 in U.S. District Court for the Southern District of Texas seeking rescission of certain 2005 transactions with Gastar and reimbursement of additional well costs stated to have been expended by them.

The closing of the proposed property acquisition, stock repurchase and settlement for $85 million is subject to satisfaction of customary closing conditions and delivery of the total acquisition purchase of $75.2 million (subject to adjustment for an acquisition effective date of October 1, 2012) and stock repurchase price of $9.8 million on or before June 7, 2013. In the event that Gastar does not close the acquisition by such date, Chesapeake may terminate the property acquisition agreement, but Gastar may elect to pay for the stock repurchase and effect the lawsuit settlement assuming sufficient funding is available.

The transactions are expected to be funded from a combination of Gastar’s available borrowings under its revolving credit facility, proceeds from the possible sale of East Texas assets and the issuance of debt or preferred stock. Subsequent to closing, Gastar also intends to pursue a joint venture partner for the new acreage to reduce the company’s debt and help fund the planned exploration and development program.

Update on Existing Mid-Continent Acreage

Gastar’s previously acquired Mid-Continent oil play acreage consists of approximately 51,700 gross (21,700 net) acres in Major, Garfield and Kingfisher counties in Oklahoma acquired in a joint venture with a third party operator. The primary target of this acreage is also the Hunton Limestone formation.

Gastar’s second well in the play began producing on February 15 and has produced a daily average rate for the most recent ten days of 853 barrels of oil, 687 Mcf of natural gas and 411 barrels of completion fluids. Less than 7% of completion fluids have been recovered to date. The production rates to date from the second well have significantly exceeded those of the first well due to better placement of the lateral within the formation and improved completion techniques.

Completion operations are underway on a third horizontal well in Gastar’s existing Mid-Continent acreage, with initial flow back operations expected to commence in mid-April. This well has a 4,300-foot horizontal lateral that is being completed using the same techniques employed on the second well. A fourth horizontal well was spud on February 16 and completion operations should commence early April.

Gastar’s existing acreage is subject to a joint venture with a third party operator which includes an area of mutual interest (AMI) that includes approximately 20,000 net acres that are being acquired in these transactions. Our existing partner will have the right to participate in the acquisition of 50% of the proved reserves and leasehold within the existing AMI on the same terms as Gastar is acquiring these interests.

Conference Call

Gastar’s management team will hold a conference call with an accompanying slide presentation to review this transaction on Monday, April 1 at 10:30 a.m. Eastern Time (9:30 a.m. Central Time). To participate in the call, dial 888-450-9962 and ask for the Gastar Exploration conference call. The slide presentation can be viewed and downloaded by going to the Investor Relations section of the Company’s website at www.gastar.com. The call will also be webcast live over the Internet and can be accessed from Gastar’s website. To listen to the live call on the Internet, please visit the website at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. A telephone replay will be accessible through April 8, 2013, by dialing 800-804-7944 and following the instructions. For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. Gastar also holds prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit Gastar’s website at www.gastar.com .

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements have a reasonable basis, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by borrowing base redeterminations by our banks, adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.

Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. Estimates of the potential for gross recoverable reserves contained herein were made internally after evaluation of limited production histories of wells drilled recently in the play by other operators. Horizontal drilling in the Hunton formation in this area is a relatively new play with a limited production history and, as a result, such estimates may be subject to more uncertainties than those in more established plays. Individual well reserves will vary and such estimates may prove to be incorrect. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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